Exhibit 10.4

EXECUTION VERSION

SHARE SUBSCRIPTION AGREEMENT

by and among

NATURE’S SUNSHINE PRODUCTS, INC.,

FOSUN INDUSTRIAL CO., LIMITED

and

NATURE’S SUNSHINE HONG KONG LIMITED

Dated June 26, 2014

i

Section 7.11	Support	13

ARTICLE VIII GOVERNING LAW AND ARBITRATION		13

Section 8.01	Governing Law	13

Section 8.02	Arbitration	13

Appendix A	Definitions

Schedule I	Particulars of the Company

Schedule II	Investors & Subscribed Shares

Schedule 2.01(c)	Consents

Exhibit A	Operating Agreement

ii

SHARE SUBSCRIPTION AGREEMENT

This SHARE SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of June 26, 2014, is entered into by and among:

Nature’s Sunshine Hong Kong Limited, a private company limited by shares incorporated under the Laws of Hong Kong with company number 2113072 (the “Company”),

Nature’s Sunshine Products, Inc., a company incorporated under the Laws of the state of Utah, having its principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah (“NSP”), and

Fosun Industrial Co., Limited, a company incorporated under the Laws of Hong Kong with company number 923961 (“Fosun Industrial”).

RECITALS

A.                                    NSP and Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (上海复星医药(集团)股份有限公司), a stock company incorporated under the Laws of the PRC, having its registered address at 9/F, 510 Caoyang Road, Shanghai and 100% owner of Fosun Industrial (“Fosun Pharma”), have entered into a Stock Purchase Agreement, dated as of the same date herewith (the “PIPE Agreement”), pursuant to which NSP will issue to Fosun Pharma, and Fosun Pharma will purchase, common shares of NSP upon the terms and subject to the conditions set forth therein.

B.                                    NSP owns all of the outstanding capital stock of the Company immediately prior to the Closing (as defined below).  Corporate details of the Company immediately prior to the Closing are set out in Part 1 of Schedule I hereto.

C.                                    NSP and Fosun Industrial (individually an “Investor” and collectively, “Investors”) wish to subscribe for certain shares to be issued by the Company, pursuant to the terms and subject to the conditions of this Agreement.

D.                                    It is the intention of NSP and Fosun Industrial that the Company will establish two direct wholly-owned Subsidiaries under the Laws of Hong Kong (the “HK Holdcos”), and the HK Holdcos will in turn each establish a wholly-owned Subsidiary under the Laws of the PRC that will engage in (a) the marketing and distribution (including wholesale, retail and e-commerce, but excluding the Direct Selling) of NSP-branded and other designated products in the PRC (the “Retail Subsidiary”) and (b) the Direct Selling of Synergy-branded and other designated products in the PRC (the “DS Subsidiary”), respectively (the DS Subsidiary, together with the Retail Subsidiary, the “PRC Subsidiaries”, and together with the Company and HK Holdcos, the “JV” and each a “JV Company”).

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

SUBSCRIPTION FOR SHARES AND CLOSING

Section 1.01                             Subscription of Shares.  Subject to the terms and conditions of this Agreement, at the Closing, each of NSP and Fosun Industrial agrees to subscribe for and purchase, and the Company agrees to allot, sell and issue to such Investor, that number of the Company’s Shares with the rights and privileges as set forth in the Company Charter Documents, indicated opposite such Investor’s name in Schedule II attached hereto, for the amount of consideration set forth therein (such consideration in the aggregate, the “Subscription Price”).  Upon Closing, NSP and Fosun Industrial will own 80% and 20%, respectively, of the total issued and outstanding share capital of the Company.

Section 1.02                             Closing.  Subject to the terms and conditions of this Agreement, the allotment and issuance of the NSP Subscribed Shares and the Fosun Industrial Subscribed Shares shall take place at a closing (the “Closing”) to be held at 9:00 a.m. (Pacific time) at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071, on the third (3rd) Business Day after the date that the Parties have received notice that each of the conditions set forth in Section 3.01 have been satisfied or waived, or at such other date, time and place as the Investors may mutually agree upon in writing (the date upon which the Closing occurs is referred to herein as the “Closing Date”).  On the Closing Date:

(a)                                  NSP and Fosun Industrial shall each pay its respective portion of the Subscription Price set forth in Schedule II hereto, in each case, by wire transfer in immediately available funds to a bank account of the Company to be designated by the Company in a written notice to each Investor prior to the Closing;

(b)                                  The Company shall:

(i)                                     allot and issue the number of shares subscribed by NSP as set forth in Schedule II hereto (the “NSP Subscribed Shares”), to NSP and the number of shares subscribed by Fosun Industrial as set forth in Schedule II hereto (the “Fosun Industrial Subscribed Shares”), to Fosun Industrial, free from any Encumbrance;

(ii)                                  duly register in the Company’s register of members, the NSP Subscribed Shares in the name of NSP and the Fosun Industrial Subscribed Shares in the name of Fosun Industrial;

(iii)                               deliver to NSP a share certificate representing the NSP Subscribed Shares, duly completed in the name of NSP, and to Fosun Industrial a share certificate representing the Fosun Industrial Subscribed Shares, duly completed in the name of Fosun Industrial; and

(iv)                              make available the statutory and minute books and share certificate books of the Company for inspection by the Investors.

(c)                        the Company shall pass the necessary board and shareholders resolutions to:

(i)                                     adopt the Company Charter Documents in form and substance consistent with the Operating Agreement and satisfactory to both Investors;

(ii)                                  authorize the allotment and issuance of the NSP Subscribed Shares and the Fosun Industrial Subscribed Shares to NSP and Fosun Industrial respectively;

(iii)                               approve the execution of the operating agreement in the form attached hereto as Exhibit A (the “Operating Agreement”) by the Company; and

(iv)                              appoint as Directors the Persons designated by NSP and Fosun Industrial pursuant to Section 2.01 of the Operating Agreement; and

(d)                       each Party shall deliver to each other Party the Operating Agreement duly executed by such Party.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01                             Common Representations.  Each Party hereby represents and warrants to each other Party that as of the date hereof and as of the Closing Date:

(a)                       It is duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its formation.

(b)                       It has all requisite corporate right, power and authority to enter into each Transaction Document to which it is a party and to consummate the transactions contemplated thereby.  Each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) rights of acceleration, if any, and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in an Action in equity or at law).

(c)                        Except as set forth on Schedule 2.01(c), none of the execution, delivery or performance of this Agreement or any other Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby and thereby, will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Authority.

(d)                       Its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party do not and will not violate any of its constitutive documents, or any other agreement, authorization, license, approval or applicable Law to which it is a party.

(e)                        There are no pending or, to its Knowledge, threatened, legal or governmental Actions against it, which, if adversely determined, would be reasonably likely to materially and adversely affect its ability to enter into this Agreement or any of the other Transaction Documents or to perform its obligations hereunder or thereunder.

(f)                         It is in compliance with, and conducts its businesses in conformity with, in all material respects all applicable Law (including applicable Law of the United States and those countries in which such Party or its Subsidiaries conduct business).  It has not received notice or otherwise has any Knowledge that it is charged with, threatened with or under investigation with respect to, any violation of any applicable Law that would reasonably be likely to materially and adversely affect its ability to enter into this Agreement or any of the other Transaction Documents or to perform its obligations hereunder or thereunder.  Such Party has complied in all respects with any PRC or other applicable anti-bribery laws or regulations applicable to it and its industry and is not aware of any pending, threatened or ongoing investigation related thereto.

(g)                        Its operations are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit, claim or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving such Party with respect to the Money Laundering Laws is pending or, to such Party’s Knowledge, threatened.  Further, neither such Party, its Affiliates, nor any of its directors, officers, employees and agents or other Person acting under and with its express authorization have been placed on the US Treasury Office of Foreign Asset Control (“OFAC”) Specially Designated Nationals List, or other OFAC sanction lists.

(h)                       Neither such Party nor any of its Affiliates is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against any other Party for a brokerage commission, finder’s fee or like payment in connection with the issuance and sale of the NSP Subscribed Shares or Fosun Industrial Subscribed Shares.

Section 2.02                             NSP Representations.  The Company and NSP hereby jointly and severally represent and warrant to Fosun Industrial that as of the date hereof and as of the Closing Date:

(a)                       Immediately prior to the Closing, the issued share capital of the Company shall be as set forth in Part 1 of Schedule I hereto.  Immediately following the Closing, the issued share capital of the Company shall be as set forth in Part 2 of Schedule I hereto.

(b)                       The minute books of the Company which have heretofore been made available to Fosun Industrial contain complete and accurate records, in all material respects, of all meetings and other corporate actions of the directors and shareholder of the Company, and correctly reflect all actions taken by the directors and shareholder of the Company since the date of incorporation of the Company.

(c)                        The Company has never engaged in or undertaken any business operations or in any activities of any sort or assumed any liabilities other than its obligations in respect of its incorporation, the appointment of its officers and the filing of documents pursuant to the laws of Hong Kong and accordingly the Company:

(i)                                     does not have, and never has had, any indebtedness, mortgages, charges, debentures, guarantees or other commitments or liabilities (present or contingent) outstanding;

(ii)                                  does not have, and never has had, any employees;

(iii)                               is not, and has never been, a party to any contract;

(iv)                              has never given any power of attorney;

(v)                                 is not, and has never been, a party to any litigation or arbitration proceedings;

(vi)                              is not, and has never been, the lessee of any property; and

(vii)                           is not and has never been, the owner of, or interested in, any assets whatsoever including, without limitation, the share capital of any other body corporate that is engaged in carrying on any trade or business.

(d)                       The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity.

(e)                        The Company is not insolvent or unable to pay its respective debts as they fall due.  The Company has not passed any resolution for its voluntary winding up nor is it subject to any winding up petition or analogous proceeding in its jurisdiction of incorporation or establishment.

(f)                         The record books of the Company have been properly kept, are in its possession and contain an accurate and complete record of the matters which should be dealt with in those books in accordance with the laws of Hong Kong and no notice alleging that any of them is incorrect or should be rectified has been received.

(g)                        All returns, particulars, resolutions and other documents required to be filed with the Registrar of Companies under the Companies Ordinance by the Company have been duly filed and all legal requirements in connection with the formation of the Company and issues of its shares have been satisfied.

(h)                       Save as expressly provided for or contemplated by this Agreement, there are no outstanding rights, warrants, options, subscriptions, agreements or commitments giving anyone any right to subscribe for or acquire any share capital or other securities of the Company.

(i)                           NSP will have on the Closing Date sufficient funds in United States dollars for NSP to fund in full its portion of the Subscription Price set forth in Schedule II hereto.

Section 2.03                             Fosun Industrial Representations.  Fosun Industrial hereby represents and warrants to NSP and the Company that as of the date hereof and as of the Closing Date:

(a)                       Fosun Industrial is a wholly-owned Subsidiary of Fosun Pharma.

(b)                       Fosun Industrial will have on the Closing Date sufficient funds in United States dollars for Fosun Industrial to fund in full its portion of the Subscription Price set forth in Schedule II hereto.

ARTICLE III

CONDITIONS TO CLOSING

Section 3.01                             Closing Conditions.  The obligations of the Investors under Section 1.02 of this Agreement, unless otherwise waived in writing by the Investor for whose benefit the condition exists, are subject to the fulfillment on or before the Closing of each of the following conditions:

(a)                       The representations and warranties of each of the Parties contained in this Agreement shall be true, correct and complete when made, and shall be true, correct and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

(b)                       Each of the Parties shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c)                        Each of the Parties shall have obtained all authorizations, approvals, waivers or permits of any competent Governmental Authority that are required in connection with the lawful issuance of the Shares pursuant to this Agreement and the consummation of all of the transactions contemplated by this Agreement or the other Transaction Documents, and all such authorizations, approvals, waivers and permits shall be effective as of the Closing.

(d)                       The Investors shall have delivered to each other a copy of the resolutions of its board of directors or equivalent governing body approving the entry and delivery of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and consummation of the transactions contemplated hereunder and thereunder; and

(e)                        The closing of the purchase and sale of the common shares of NSP pursuant to the PIPE Agreement shall have occurred prior to or concurrently with the Closing.

Section 3.02                             Actions Before Closing.

Each Party shall use its commercially reasonable efforts, on a cooperative basis, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement and the other Transaction Documents as soon as practicable, including but not limited to the following:

(i)                                     Each Party shall use its respective commercially reasonable efforts to obtain and maintain all necessary actions or nonactions, filings, registrations, waivers, consents and approvals, including all Governmental Approvals as may be required for the performance of such Party’s obligations and consummation of the transactions contemplated by the Transaction Documents to which it is a party;

(ii)                                  Each Party shall defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any of the other

Transaction Documents or the consummation of the transactions contemplated hereby or thereby; and

(iii)                               Each Party shall execute and deliver such documents and take such further actions as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement or the other Transaction Documents to which it is a party.

(b)                       Subject to applicable Law, each Party shall cooperate with and keep each other fully informed as to the status of the satisfaction of each condition precedent to Closing set forth in Section 3.01 and the actions or activities required pursuant to this Section 3.02.

(c)                        Each Party shall deliver to the other Parties a copy of each Governmental Approval obtained by it or any of its Affiliates in respect of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby promptly after the receipt thereof.

ARTICLE IV

CONFIDENTIALITY AND RESTRICTION ON ANNOUNCEMENTS

Section 4.01                             General Obligation.  Each Party undertakes to the other Parties that it shall not reveal, and that it shall cause that its respective directors, professional advisors, officers, employees, agents and auditors (which shall further include, in the case of the Fosun Industrial solely, Fosun Pharma and its directors, professional advisors, officers, employees, agents and auditors) (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of the Company or the concerned Party (each a “Disclosing Party”), as the case may be, or use any Confidential Information in such manner that is detrimental to the JV or the concerned Party, as the case may be.  The Party receiving the Confidential Information (the “Receiving Party”) on its own behalf and on behalf of each of its Representatives agrees to comply in full with the confidentiality obligations set forth herein and to undertake and ensure that, by its actions, neither the Receiving Party nor any of its Representatives to whom Confidential Information may be disclosed by the Receiving Party will breach the terms of the confidentiality obligations assumed herein and that the Receiving Party will be liable for any breach by its Representatives of the confidentiality obligations hereunder.  The term “Confidential Information” means, (a) any information concerning the business, operations, technology (including know-how), formulas, investment, finance, transactions, marketing plans and strategies or affairs of any Party or its Affiliates or any JV Company or any of their respective Representatives (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date of this Agreement); (b) the terms of this Agreement; and (c) any other information or materials prepared by a Party or its Affiliates or any JV Company or any of their respective Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

Section 4.02                             Exceptions.  The provisions of Section 4.01 shall not apply to:

(a)                       disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement;

(b)                       disclosure by a Party to a Representative; provided that such Representative (i) is under a similar obligation of confidentiality or (ii) is otherwise under a binding professional obligation of confidentiality;

(c)                        disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange on which the shares of a Party or its parent company are listed, or by applicable Law or any Governmental Authority with authority or jurisdiction to require such disclosure, or in connection with any judicial or arbitral process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; or

(d)                       disclosure to the extent required in connection with a bona fide financing or other corporate transaction of a Party (and provided that the Party obtains an agreement from the party to whom it intends to disclose such information to hold such matters confidential or is otherwise acting in conformity with custom and practice of a “roadshow”).

Section 4.03                             Publicity.  Except as required by applicable Law in the reasonable opinion of legal counsel of a Party, by any Governmental Authority, by any relevant stock exchange on which the shares of a Party or its parent company are listed or otherwise agreed by all the Parties, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party without the prior written consent of all the other Parties.  Each Party shall have the right to review and comment on any such publicity release or public announcement of each other Party prior to making any such publicity release or public announcement.

Section 4.04                             Return/Destruction of Confidential Information.  If a Disclosing Party so requests in writing at any time following the termination of this Agreement, the Receiving Party shall at its election immediately (a) return to such Disclosing Party all the Confidential Information of such Disclosing Party received by the Receiving Party, or (b) destroy or permanently erase all Confidential Information of such Disclosing Party in tangible form (whether in written form, electronically stored or otherwise).

Section 4.05                             Term.  The confidentiality obligations set forth in this ARTICLE IV shall continue to be effective for a period of two (2) years from the earlier of: (x) the date of termination of this Agreement, or (y) the date of the termination of the Operating Agreement.

ARTICLE V

TERMINATION; POST-CLOSING MATTERS

Section 5.01                             Termination.  This Agreement may be terminated in its entirety (subject to Section 5.02) at any time prior to the Closing:

(a)                                  by the mutual written consent of both Investors;

(b)                                  by NSP, if (i) Fosun Industrial shall have breached any representation, warranty, covenant or agreement set forth in this Agreement or the other Transaction Documents to which Fosun Industrial is a party, (ii) such breach or misrepresentation is not cured within twenty (20) days after Fosun Industrial receives written notice thereof from NSP (or such shorter period between the date of such notice and the Closing), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 3.01 not to be satisfied;

(c)                        by Fosun Industrial, if (i) NSP shall have breached any representation, warranty, covenant or agreement set forth in this Agreement or the other Transaction Documents to which it is a party, (ii) such breach or misrepresentation is not cured within twenty (20) after NSP receives written notice thereof from Fosun Industrial (or such shorter period between the date of such notice and the Closing), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 3.01 not to be satisfied;

(d)                       by either Investor if the Closing shall not have occurred within ninety (90) days after the date hereof (the “Termination Trigger”); provided, however, that if all of the conditions to the Closing set forth in Section 3.01 shall have been satisfied or waived as applicable or shall then be capable of being satisfied (other than the condition set forth in Section 3.01(c)), the Termination Trigger may be extended by either Investor by written notice to the other Investor to such date that is thirty (30) days following the initial Termination Trigger; and provided further, that the right to terminate this Agreement under this paragraph (d) shall not be available to any Investor whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(e)                        by either Investor in the event the PIPE Agreement is terminated; or

(f)                         by either Investor in the event that any Governmental Authority shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting, or altering, materially and adversely (to either Investor), the material terms of the transactions contemplated by this Agreement, and such order shall have become final and nonappealable.

Section 5.02                             Effect of Termination.  Upon termination, this Agreement will cease to have effect with respect to each Party, provided that (a) the termination shall not relieve any Party from liability for any breach of this Agreement that occurred before such termination and (b) following termination the Parties shall continue to be bound by the provisions of ARTICLE IV (Confidentiality and Restriction on Announcements), this ARTICLE V, ARTICLE VI (Notices), Section 7.02 (Expenses), and ARTICLE VIII (Governing Law and Arbitration).

Section 5.03                             Survival of Representation and Warranties.  The representations and warranties made by each Party hereto shall survive the Closing for a period of two (2) years following the Closing Date.

Section 5.04                             Indemnification.  Each Party, (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party or Parties and their respective Affiliates and their respective officers, directors, agents, employees, Subsidiaries, partners, members and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by Law from and against any and all losses, litigation, or written threats thereof (including any litigation by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) or other liabilities (collectively, “Losses”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Indemnifying Party in this Agreement.

ARTICLE VI

NOTICES

Section 6.01                             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

If to NSP:

Nature’s Sunshine Products, Inc.
2500 West Executive Parkway, Suite 100
Lehi, Utah 84043
Attention: Chief Executive Officer
Facsimile: +1 (801) 341-7320

with a copy to:

Nature’s Sunshine Products, Inc.
2500 West Executive Parkway, Suite 100
Lehi, Utah 84043
Attention: General Counsel
Facsimile: +1 (801) 723-1334

If to Fosun Industrial:

Shanghai Fosun Pharmaceutical (Group) Co., Ltd.
No. 2 East Fuxing Road
Shanghai 200010, P.R. China
Attention: Hu Jianglin, Vice President
Facsimile: +86 (21) 6332-5581

with a copy to:

Shanghai Fosun Pharmaceutical (Group) Co., Ltd.
No. 2 East Fuxing Road
Shanghai 200010, P.R. China
Attention: Chen Xingzhong
Facsimile: +86 (21) 6332-5581

If to the Company:

to the registered office of the Company in Hong Kong

with copies to:

NSP (at the address specified in or pursuant to this Section 6.01); and

Fosun Industrial (at the address specified in or pursuant to this Section 6.01)

ARTICLE VII

MISCELLANEOUS

Section 7.01                             Definitions; Interpretation.

(a)                       Certain Definitions.  Capitalized terms used but not defined in the main body of this Agreement shall have the meanings assigned to them in Appendix A.

(b)                       Treatment of Ambiguities.  The Parties acknowledge that each Party has participated in the drafting of this Agreement, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                        References; Construction.  Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Appendix, Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an appendix, exhibit or schedule to, this Agreement.  The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, unless the context clearly indicates to be contrary, to be followed by the words “but (is/are) not limited to.”  The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole (including its Appendices, Exhibits and Schedules), unless the context clearly indicates to the contrary (for example, that a particular section, schedule or exhibit is the intended reference).  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.  Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

Section 7.02                             Expenses.  Except as otherwise noted herein, each Investor shall bear the expenses incurred by it in connection with the negotiation and execution of this Agreement and the performance of its obligations hereunder.  Notwithstanding the foregoing, the Parties agree that the documented expenses and fees incurred by NSP or its Affiliate on behalf of or for the benefit of the Company and in an aggregate amount not to exceed US$100,000, including the fees paid or to be paid in connection with the incorporation of the

Company and establishing the business contemplated to be operated by the Company, shall be deducted from the portion of the Subscription Price to be paid by NSP on the Closing.  If any legal action, including, without limitation, an action for arbitration in accordance with Section 8.02, injunctive relief, or enforcement of any award or decision rendered thereto, is brought relating to a Dispute, the prevailing Party in any final judgment or arbitration award, or the non-dismissing Party in the event of a voluntary dismissal by the Party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith in connection with such action.

Section 7.03                             Assignment.  Without the prior written consent of the other Parties (other than the Company), no Party may assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement other than, in the case of an Investor, to its wholly-owned Subsidiaries (in the case of Fosun Industrial, to Fosun Pharma or its wholly-owned Subsidiaries), provided that in the event that any Investor assigns its rights or obligations under or interest in this Agreement to any of its wholly-owned Subsidiaries (or in the case of Fosun Industrial, to Fosun Pharma or any of its wholly-owned Subsidiaries), such assignment shall not relieve such Investor of its obligations hereunder (and such Investor shall be jointly and severally liable with such wholly-owned Subsidiary for any violation or breach hereof from the effective date of such assignment).  Any purported assignment or other disposition without the prior written consent of the other Parties (other than the Company) other than by an Investor to its wholly-owned Subsidiaries (in the case of Fosun Industrial, to Fosun Pharma or its wholly-owned Subsidiaries) shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 7.04                             Amendment.  This Agreement may not be amended, modified or supplemented except by a written instrument executed by each Party hereto.

Section 7.05                             Waiver.  No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

Section 7.06                             Entire Agreement.  This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, among the Parties.

Section 7.07                             Severability.

(a)                       Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such.

(b)                       If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect (i) the legality, validity or enforceability in that jurisdiction of any other term of this Agreement or (ii) the legality, validity or enforceability in any other jurisdictions of that or any other term of this Agreement.

(c)                        If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, it shall be replaced by a mutually acceptable provision, which being valid, legal, enforceable and in compliance with applicable government policy comes closest to the intention of the Parties underlying such illegal, invalid or unenforceable provision.

Section 7.08                             Counterparts.  This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

Section 7.09                             Consent to Specific Performance.  The Parties declare that it is impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations hereunder, and that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise breached.  Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof, any Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other Parties have an adequate remedy at Law.

Section 7.10                             Language.  This Agreement shall be executed in English and such language shall be controlling in any interpretation or dispute.

Section 7.11                             Support.  As soon as practicable following the date hereof, the Investors shall use their commercially reasonable efforts to consult with MofCom in respect of the feasibility of the structure of the JV contemplated in Recital D hereto to enable the DS Subsidiary to obtain all Governmental Approvals necessary to engage in Direct Selling in the PRC.  If the Investors obtain an indication from MofCom that the contemplated structure of the JV is not feasible, the Investors shall use their respective commercially reasonable efforts to agree on an alternative JV structure achieving as closely as possible the goals and benefits of the holding and governance structure, and terms and conditions set forth in this Agreement and Operating Agreement to the extent permitted by applicable Law and in order for the DS Subsidiary to obtain all Governmental Approvals necessary to engage in Direct Selling in the PRC.

ARTICLE VIII

GOVERNING LAW AND ARBITRATION

Section 8.01                             Governing Law.  This agreement shall be governed by, and construed in accordance with, the Laws of Hong Kong without regard to the principles of conflicts of Law of any jurisdiction.

Section 8.02                             Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (each a “Dispute”), shall be settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Arbitration Rules”) in force when the Notice of Arbitration (as defined by the Arbitration Rules) is submitted in accordance with these Arbitration Rules.  The number of arbitrators shall be three.  The arbitration proceedings shall be conducted in English.  Each Party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party. Any award made by the arbitral board shall be final and binding on each of the Parties that were parties to the Dispute. Either Party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

Nature’s Sunshine Hong Kong Limited

By:	/s/ Gregory L. Probert
Name: Gregory L. Probert
Title: Director

Nature’s Sunshine Products, Inc.

By:	/s/ Gregory L. Probert
Name: Gregory L. Probert
Title: Chairman and CEO

Fosun Industrial Co., Limited

By:	/s/ Chen Qiyu
Name: Chen Qiyu
Title: Chairman

[Signature page of Share Subscription Agreement]

APPENDIX A

DEFINITIONS

In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, grievance, proceeding, hearing, investigation, or administrative decision-making or rulemaking process by or before any Governmental Authority.

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons; provided, however, that for purposes of this Agreement, (x) the Affiliate of Fosun Industrial shall mean Fosun Pharm and any Person or group of Persons that are directly or indirectly controlled by Fosun Pharma; and (y) the Company shall not be considered an Affiliate of NSP or Fosun Industrial with respect to the period following the Closing.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York, Hong Kong or Beijing, China.  In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Company Charter Documents” means the Articles of Association of the Company, as amended from time to time.

“control” means (i) ownership of more than 50% of the outstanding shares or other existing interests or registered capital of such Person or (ii) the power to direct the management or policies of such Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise.

“Direct Selling” means direct selling of goods or services in accordance with the Administrative Regulation on Direct Selling (直销管理条例, “ARDS”) promulgated by the State Council of the PRC on August 23, 2005 (as amended from time to time) and pursuant to a direct selling license (直销经营许可证) issued under ARDS.

“Director” means a director of the Company.

“Encumbrance” means any lien, mortgage, pledge, license, covenant not to sue, claim, charge, security interest or other encumbrance, option or defect on title or any similar arrangement or interest in real or personal property, but excluding restrictions on transfer created by applicable securities Laws.

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange, in each case having competent jurisdiction.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Knowledge” means the actual knowledge of any executive officer, without independent inquiry.

“Laws” shall mean all applicable statutes, laws, regulations, rules, rulings, ordinances, orders, restrictions, requirements, writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.

“Material Adverse Effect” means a material adverse event, change, development, condition or occurrence on or with respect to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of any Party and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect, any event, change, development, condition or occurrence attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) changes in the economy or the financial, securities or currency markets in the United States, China or elsewhere in the world (including changes in prevailing foreign exchange rates or interest rates), (ii) changes generally affecting companies in the industries in which such Party and its Subsidiaries engage in business, (iii) the announcement or the existence of, or compliance with, the Transaction Documents or the transactions contemplated thereby, (iv) any taking of any action at the written request of any Party, (v) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law of or by any international, national, regional, state or local Governmental Authority, independent system operator, regional transmission organization or market administrator, in each case having general applicability, (vi) any generally applicable changes in generally accepted accounting principles or accounting standards or interpretations thereof, or (vii) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, except, with respect to clauses (i), (v), (vi) and (vii), to the extent that the effects of such changes or events are disproportionately adverse to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of such Party and its Subsidiaries, taken as a whole.

“Party” means any signatory to this Agreement and any Person that subsequently becomes a party to this Agreement as provided herein.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“PRC” means the People’s Republic of China and solely for purposes of this Agreement shall exclude Hong Kong, Taiwan and the Special Administrative Region of Macau.

“Secretary” means the Person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any Person appointed by the Board to perform any of the duties of the Secretary.

“Shares” means the Company’s ordinary shares.

“Subsidiary” means, with respect to any Person, any Affiliate of such Person that is not a natural person and is directly or indirectly controlled by such Person.

“Transaction Documents” means this Agreement and all documents, instruments or certificates delivered in connection herewith, the Operating Agreement and the Company Charter Documents.

“US” or “United States” means the United States of America.

“US$” means United States dollars, the lawful currency of the United States.

Term	Section
Agreement	Preamble
Arbitration Rules	Section 8.02
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Confidential Information	Section 4.01
Disclosing Party	Section 4.01
Dispute	Section 8.02
DS Subsidiary	Recitals
Fosun Industrial	Preamble
Fosun Industrial Subscribed Shares	Section 1.02(b)(i)
Fosun Pharma	Recitals
HKIAC	Section 8.02
HK Holdcos	Recitals
Indemnified Party	Section 5.04
Indemnifying Party	Section 5.04
Investor	Recitals
JV	Recitals
JV Company	Recitals
Losses	Section 5.04
Money Laundering Laws	Section 2.01(g)
NSP	Preamble
NSP Subscribed Shares	Section 1.02(b)(i)
OFAC	Section 2.01(g)
Operating Agreement	Section 1.02(c)(iii)
PIPE Agreement	Recitals
PRC Subsidiaries	Recitals
Receiving Party	Section 4.01
Representatives	Section 4.01
Retail Subsidiary	Recitals
Subscription Price	Section 1.01